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                                                                    Exhibit 3.23

                            ARTICLES OF INCORPORATION

                                       OF

                                EASTBOROUGH, INC.

                  The undersigned, a natural person, for the purpose of incorporating or organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the Kansas General Corporation Code, as amended and supplemented, does hereby adopt the following Articles of Incorporation.

                  FIRST: The name of the corporation (hereinafter called the "corporation") is Eastborough, Inc.

                  SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Kansas is c/o Corporation Service Company, Suite 1108, 534 South Kansas Avenue, City of Topeka, Kansas 66603, County of Shawnee; and the name of the resident agent of the corporation in the State of Kansas at such address is Corporation Service Company.

                  THIRD: The nature of the business and of the purposes to be conducted and promoted by the corporation to engage in any lawful act or activity for which corporation may be incorporated or organized under the Kansas General Corporation Code.

                  FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1000. The par value of each of such shares is 0.01 dollars. All such shares are of one class and are shares of Common Stock.

                  FIFTH: The name and the mailing address of the incorporator are as follows:

                  NAME                                  MAILING ADDRESS
                  ----                                  ---------------
                  Mary M. Thomas                        3231 East Sixth Street
                                                        Topeka, Kansas 66607

                  SIXTH: The corporation is to have perpetual existence.

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                  SEVENTH: Whenever a compromise or arrangement is proposed
between this corporation and its creditors or any class of them or between this corporation and its stockholders or any class of them, any court of competent jurisdiction within the state of Kansas, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of K.S.A. 17-6901 or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of K.S.A. 17-6808, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement and said reorganization, if sanctioned by the court to which said application has been made, shall be binding on all the creditor or class of creditors, or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                  EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                  1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

                  2. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Articles of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of subsection
         (b), paragraph (2) of Section 17-6602 of the Kansas General Corporation Code shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

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                  3.       The original Bylaws shall be adopted by the
         incorporator. Thereafter, the power to adopt, amend, or repeal Bylaws is conferred upon the Board of Directors.

                  NINTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by paragraph (8) of subsection (b) of Section 17-6002 of the Kansas General Corporation Code, as the same may be amended and supplemented.

                  TENTH: The corporation shall, to the fullest extent permitted by Section 17-6305 of the Kansas General Corporation Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  ELEVENTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the Kansas General Corporation Code at the time in force may be added or inserted in the manner and at the time prescribed by said Kansas General Corporation Code, and all rights at any time conferred upon the stockholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article ELEVENTH.

Executed on March __, 2001

                                                     ___________________________
                                                     Incorporator

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